Exhibit 10.11

RECORDING REQUESTED BY

and When Recorded Mail To:

Tiffany Bohee, Executive Director

City & County of San Francisco Office of

Community Investment and Infrastructure

One South Van Ness Avenue, Fifth Floor

San Francisco, CA 94103

This document is exempt from payment of a recording fee pursuant to California Government Code Section 27383.

Recorder’s Stamp

SECOND AMENDMENT TO DISPOSITION AND DEVELOPMENT AGREEMENT

(Candlestick Point and Phase 2 of the Hunters Point Shipyard)

This SECOND AMENDMENT TO DISPOSITION AND DEVELOPMENT AGREEMENT (CANDLESTICK POINT AND PHASE 2 OF THE HUNTERS POINT SHIPYARD) (this “Second Amendment”), dated as of December 1, 2014 (the “Second Amendment Reference Date”), is entered into by and between the SUCCESSOR AGENCY TO THE REDEVELOPMENT AGENCY OF THE CITY AND COUNTY OF SAN FRANCISCO, a public body, organized and existing under the laws of the State of California (the “Agency”), and CP DEVELOPMENT CO., LP, a Delaware limited partnership (“Developer”), with reference to the following facts and circumstances:

RECITALS

A. The Redevelopment Agency of the City and County of San Francisco (the “Redevelopment Agency”) and Developer entered into that certain Disposition and Development Agreement (Candlestick Point and Phase 2 of the Hunters Point Shipyard), dated as of June 3, 2010, and recorded in the Official Records of the City and County of San Francisco (the “Official Records”) on November 18, 2010 as Document No. 2010-J083660-00 at Reel K273, Image 427 (the “Original DDA”), as amended by that certain First Amendment to Disposition and Development Agreement (Candlestick Point and Phase 2 of Hunters Point Shipyard), dated as of December 20, 2012 and recorded in the Official Records on February 11, 2013 as Document No. 2013-J601487 at Reel K831, Image 0490 (the “First Amendment”) (collectively, the “DDA”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the DDA.

B. In June 2008, San Francisco voters approved the Bayview Jobs, Parks, and Housing Initiative (“Proposition G”), which established goals, objectives, and policies to encourage the timely and coordinated redevelopment of Candlestick Point and Phase 2 of the Hunters Point Shipyard. Proposition G also authorized the transfer of City land at Candlestick

Point for non-recreational uses subject to certain requirements, including that Developer provide a binding obligation to create new public park or public open space at least equal in size to the land being transferred and located within the Project site.

C. The DDA, which established a legally binding framework to realize the objectives of Proposition G, is an Enforceable Obligation under California Health and Safety Code Section 34171(d)(E) and was in existence prior to June 28, 2011. The Oversight Board has recognized and approved the DDA as an Enforceable Obligation, and has approved recognized obligation payment schedules that include various obligations and commitments relating to this Enforceable Obligation. By letter dated December 14, 2012, the California Department of Finance made a final and conclusive determination with respect to the DDA as an Enforceable Obligation in accordance with California Health and Safety Code section 34177.5(i).

D. Recognizing the Project’s complexity, the DDA provides the Agency and Developer with the flexibility and a process to make changes to the phasing and other elements of the Project. In 2013, the Project phasing was revised as a result of a delay in the schedule of the transfer of U.S. Navy parcels to the Agency at Hunters Point Shipyard, as well as the decision of the San Francisco 49ers to vacate Candlestick Park earlier than originally contemplated. Through its lease of Candlestick Park, the 49ers had the right to lease the stadium as late as 2023, consistent with the 2023 date for commencing development within the Existing Stadium Site in the original Phasing Plan. The 49ers exercised their early termination option in 2014 and the stadium is now vacant.

E. In accordance with the revised Phasing Plan, Developer anticipates concurrently submitting one or more Sub-Phase Applications for the next three Sub-Phases, Sub-Phases CP-02, CP-03, and CP-04 – which include 635,000 square feet of regional retail (the “CP Center”) surrounded by residential, local serving retail, and other community uses. All three Sub-Phases are within the footprint of the Existing Stadium Site. The current schedule for implementing the next three Sub-Phases requires that the demolition of the stadium begin prior to Developer’s planned submission and the Agency’s approval of the Sub-Phase Application.

F. To transfer the Early Transfer Property (defined below) to Developer in its entirety prior to the Approval of the Major Phase and Sub-Phase Applications is beneficial to all parties, including the Agency and the taxing entities, and supports the efficient implementation of the Project because:

a.	The City, through its Department of Parks and Recreation, is the current owner of the Existing Stadium Site. Transferring the Existing Stadium Site prior to demolition will decrease the Agency’s and/or the City’s maintenance and security costs and limit public liability related to demolition and subsequent interim uses; and

b.

The Existing Stadium Site is subject to the Public Trust Exchange Agreement with the State, which contemplates that the Existing Stadium Site will transfer to the State and back to the Agency in its entirety. This transfer must occur before any transfer to Developer, and therefore the Agency must take title to the entirety of the Existing Stadium Site from the City to accomplish the trust exchange. If the Agency were to transfer the Existing Stadium Site to Developer in phases, then the Agency would retain portions of the Existing Stadium Site throughout an extended period of development – adding to its inventory of assets, its administrative burden, and its potential liability; and

c.	Prior to full build-out of CP Center, Developer proposes to use portions of the Existing Stadium Site as interim parking facilities. If the land is in private ownership (i.e., Developer), property taxes for the land will accrue to the taxing entities.

G. This Second Amendment is required for the early transfer of the Early Transfer Property. In conjunction with, but separately from, this Second Amendment, the Agency Director waived and deferred, by letter dated December 1, 2014, certain submission requirements for land transfer until the submission of the relevant Major Phase and Sub-Phase Applications, as described in detail below. The waivers by the Agency Director and this Second Amendment allow the Agency to transfer the Early Transfer Property to Developer before the demolition of the stadium, allowing for efficient implementation of the next Sub-Phases of the Project without impacting the requirements that must be fulfilled before the start of development within a Sub-Phase.

H. This Second Amendment creates a new framework for but maintains compliance with the requirements of Proposition G, requires that Developer meet substantively the same requirements as currently contemplated in the DDA prior to development on the Early Transfer Property, and confers a positive benefit to the taxing entities.

I. Conveyance of the entire Early Transfer Property benefits the taxing entities because it:

a.	Aids in the winding down of the Agency’s affairs in furtherance of AB 26 and AB 1484 by providing for an earlier transfer of Agency assets to Developer than originally contemplated in the DDA, and increasing the amount of land subject to property tax that will pass through to the taxing entities beginning at the time of the transfer; and

b.	Removes from the City – a taxing entity – and the Agency the maintenance and security costs of the Existing Stadium site as well as the increased liability resulting from any demolition of the stadium while under its ownership.

AGREEMENT

ACCORDINGLY, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Agency and Developer agree as follows:

1. New Section 10.8. A new section, Section 10.8, is hereby added to the DDA as follows:

“10.8. Early Transfer of Certain Property.

10.8.1. Early Transfer Property. The “Early Transfer Property”, comprising approximately 70.09 acres, means that portion of the Existing Stadium Site consisting of Assessor’s Block/Lot No. (“AB”) 5000-001 less any portion thereof within the Park Addition Trust Termination Parcel (as defined in the Public Trust Exchange Agreement) and less any portion of the Old Stadium Development Site Public Trust Parcel, as defined in the Public Trust Exchange Agreement, each to the extent located within AB 5000-001. The Early Transfer Property is described and shown in Exhibit FF.

10.8.2. Early Transfer Implementation Requirements. As soon as reasonably practicable following the Trust Exchange Closing Phase that includes the Early Transfer Property, the Agency shall convey and Developer shall accept fee title to the Early Transfer Property (the “Early Transfer”). To ensure compliance with Proposition G, Developer is required to provide 70.09 acres of new public parks and open space within the Project Site of the types described in “Park and Open Space Framework” section of the Parks and Open Space Plan (not including the State Recreation Area) (the “Replacement Parks and Open Space”). In consideration for the Early Transfer, Developer agrees to (a) commence pre-demolition abatement of the Existing Stadium on or before July 1, 2015 and thereafter use commercially reasonable efforts to diligently Complete demolition of the Existing Stadium without material interruption (as may be extended by any Excusable Delay); (b) use the Early Transfer Property only for the Approved Uses (as defined in Section 10.8.3) until such date as Developer obtains a Sub-Phase Approval for a portion of the Early Transfer Property, at which time Developer’s rights and obligations for the applicable portion of land shall be as set forth in this DDA and the Sub-Phase Approval; and (c) submit one or more Major Phase Applications and Sub-Phase Applications in accordance with the Schedule of Performance as needed to acquire the land for, and then Complete the Replacement Parks and Open Space, in accordance with this DDA until Sub-Phase Approvals covering all of the Replacement Parks and Open Space have been obtained (collectively, the “Implementation Requirements”). The Early Transfer is made subject to the additional protections and benefits Developer shall provide in favor of the Agency as described in Sections 10.8.3 through 10.8.6. Failure to perform the Implementation Requirements, following notice and cure periods as set forth in this DDA (including notice to an affected Mortgagee), shall constitute an Event of Default (and a Reversionary Default, Section 16.5.1(a)(i) notwithstanding) by Developer. Upon any such Event of Default, the Agency shall have the right to draw upon the Additional Park Security (as defined below) to Complete the applicable Replacement Parks and Open Space and to record the Reversionary Quitclaim Deed as to some or all of the Early Transfer Property (subject to the provisions of Section 16.5.1 for those portions of the Early Transfer Property for which Developer has obtained a Sub-Phase Approval and provided the Agency gives notice to Developer and all affected Mortgagees or their successors for whom the Agency has been provided an address) together with all additional rights and remedies as set forth in, and subject to the applicable requirements of, this DDA. Without limiting the foregoing, Developer acknowledges that the Agency may immediately act on the Additional Park Security even if the Agency does not yet acquire the land for the applicable Replacement Parks and Open Space until some later date.

10.8.3. Approved Uses. Until such time as Sub-Phase Approvals are granted pursuant to this DDA, Developer’s use of the Early Transfer Property would be limited to the following approved interim and temporary uses: demolition of the Existing Stadium and demolition-related uses, construction staging, parking, and other uses consistent with interim uses or temporary uses under the BVHP Redevelopment Plan and Approved by the Agency Director from time to time (the “Approved Uses”). In no event shall the Approved Uses include the right to construct any permanent structure or improvement inconsistent with park or open space use, or any improvements (other than paving and improvements accessory to surface parking uses) that would require removal if the Agency exercised its reversionary rights to the applicable portion of the Early Transfer Property.

10.8.4. Reverter and Deed Restriction. The Agency will quitclaim its interest in the Early Transfer Property to Developer subject to a deed restriction limiting use of the Early Transfer Property to park, open space, and the Approved Uses (the “Deed Restriction”) and, consistent with Section 16.5, upon Developer’s execution and delivery of a Reversionary Quitclaim Deed in favor of the Agency.

10.8.5. Additional Park Security.

a. Contemporaneously with providing any Sub-Phase Security with respect to a Sub-Phase that includes Early Transfer Property (each, an “Early Transfer Sub-Phase”), Developer shall also provide Additional Park Security, the Secured Amount of which shall be calculated based on the Needed Acreage of the Replacement Parks and Open Spaces for that Sub-Phase. The “Needed Acreage” shall mean: (i) the acreage of Early Transfer Property included in the Early Transfer Sub-Phase; less (ii) the acreage of Replacement Parks and Open Space within such Early Transfer Sub-Phase (for which Adequate Security has been provided as part of the Sub-Phase); and less (iii) the acreage of Replacement Parks and Open Space included in any previous Sub-Phase outside of the Early Transfer Property for which Developer has not been previously credited in providing Additional Park Security. For example, if an Early Transfer Sub-Phase includes twenty (20) acres of Early Transfer Property and includes five (5) acres of Replacement Parks and Open Space, and an earlier Sub-Phase not included in a prior calculation of Needed Acreage includes five (5) acres of Parks and Open Space, then the Needed Acreage will be ten (10) acres. Any such Additional Park Security may be provided by amending any previously provided Additional Park Security to increase the Secured Amount thereunder by the Secured Amount of the Needed Acreage with respect to the Sub-Phase.

b. As part of a Sub-Phase Application for any portion of the Early Transfer Property, Developer shall identify the Needed Acreage for that Sub-Phase and submit both the then-current Phasing Plan identifying the proposed location of the Replacement Parks and Open Space (equal in size to the Needed Acreage), the most advanced design for the applicable Replacement Parks and Open Space completed at the time of submission (and, at a minimum, the conceptual level design that was included in the Parks and Open Space Plan with any such additional detail as may be requested by the Agency Director), and a detailed cost estimate of the work required to complete such Replacement Parks and Open Space (including a reasonable escalation in costs based on the projected time for completion of the Replacement Parks and Open Space as well as a reasonable contingency). Based upon such submittal, the Sub-Phase Approval will establish the amount of Additional Security for the Needed Acreage (the “Additional Park Security”). The Additional Park Security may be provided in any form consistent with the requirements for Adequate Security under this DDA, as Approved by Developer and the Agency Director. Developer shall be entitled to substitute and to reduce the amount of such Additional Park Security in the same manner as set forth for Adequate Security in Section 26.

c. The Additional Park Security shall be in addition to the Adequate Security to be provided to the Agency under Article 26 of the DDA with respect to the Early Transfer Sub-Phase.

10.8.6. Release of Deed Restriction, Reversionary Quitclaim Deed and Additional Park Security.

a. Upon Sub-Phase Approval for any Early Transfer Sub-Phase and Developer’s provision of both the Adequate Security for such Sub-Phase as set forth in this DDA and the Additional Park Security as required under Section 10.8.5, the Agency shall release the Deed Restriction as to the real property within such Early Transfer Sub-Phase pursuant to a writing Approved by Developer and the Agency Director. Upon such release, Developer shall Complete the Infrastructure and fulfill any other obligations for that Sub-Phase as set forth in this DDA.

b. Upon Developer’s satisfaction of the requirements for release of the Reversionary Quitclaim Deed as set forth in this DDA (for the avoidance of doubt, including under Section 16.5.5), the Agency shall release the Reversionary Quitclaim Deed as it relates to an Early Transfer Sub-Phase.

c. Upon Developer’s Completion of the Needed Acreage of the Replacement Parks and Open Space outside of the Early Transfer Property (or the provision of alternative Adequate Security in a Sub-Phase to replace the Additional Park Security), the Agency shall release the Additional Park Security. Any such release, or partial release, will be performed consistent with the requirements for the release of Adequate Security under this DDA. The Agency understands and agrees that the Additional Park Security may be based on a proposed park and open space in a particular part of the Project Site, and that based on changes to the phasing of the Project, the applicable Replacement Park and Open Space may in fact be built in a different location than that which was originally intended. Developer shall be entitled to release of the Additional Park Security in connection with the Completion of any Replacement Park and Open Space in a Sub-Phase outside of the Early Transfer Property so long as Developer has not previously received credit for such Replacement Park and Open Space against the Proposition G Requirement.

d. Upon Sub-Phase Approval for any Sub-Phase that includes Replacement Parks and Open Space for which Additional Park Security was previously provided and Developer provides Adequate Security for such Sub-Phase as set forth in this DDA (that covers the Replacement Parks and Open Space in that Sub-Phase), the Agency shall release the previously provided Additional Park Security as to the Replacement Parks and Open Space within such Sub-Phase (or reduce such Additional Park Security with respect thereto if such Additional Park Security covered more Replacement Parks and Open Space than is included within such Sub-Phase) pursuant to a writing Approved by Developer and the Agency Director. Any such release, or partial release, will be performed consistent with the requirements for the release of Adequate Security under this DDA.

e. Developer and Agency shall keep an ongoing record, updated from time to time, of the accumulated Needed Acreage and the location and acreage of Replacement Park and Open Space for which Developer has received a credit against the Proposition G Requirement. These calculations shall be included in each Sub-Phase Application and verified in each Sub-Phase Approval until the Replacement Parks and Open Space have been Completed.

10.8.7. Agency Election to Develop Final Public Improvements in Major Phase 4. Nothing in this Section 10.8 shall release or waive the Agency’s rights under Section 26.7, provided that, if the Agency exercises its rights under Section 26.7, it shall release any Additional Park Security held by the Agency pursuant to this Section 10.8 for the creation of any Replacement Parks and Open Space that the Agency agrees to design and construct.”

2. Amendment to Section 10.3.2(h). Section 10.3.2(h) of the DDA is hereby deleted and replaced with the following:

“(h) for the conveyance of the Existing Stadium Site, or a portion thereof, the Agency Director shall have reasonably determined that as of the applicable close of Escrow Developer has Completed, or provided a binding obligation to Complete, new public parks or open spaces in the Project Site at least equal in size to the real property in the Existing Stadium Site previously conveyed and to be then conveyed to Developer in accordance with Proposition G, together with Adequate Security for any such binding commitment (the “Proposition G Conveyance Requirement”).”

The parties agree that the Implementation Requirements, together with the Deed Restriction and Additional Park Security, as set forth in this Second Amendment, satisfy the Proposition G Conveyance Requirement for the Early Transfer Property.

3. Amendment to Section 16.2.1. The following language is added at the end of Section 16.2.1 of the DDA:

“; or

(o) Developer fails to perform any of the Implementation Requirements following the Agency’s Early Transfer of the Early Transfer Property, and such failure continues for sixty (60) days following Developer’s receipt of notice thereof from the Agency (provided, however, for any failure to submit a Major Phase Application or a Sub-Phase Application when required under Section 10.8.2(c), Developer shall have a ninety (90) day cure period consistent with Section 3.6.1 (and subject to Section 3.6.2) and the Agency’s remedies shall include, in addition to those set forth in Sections 3.6.1 and 3.6.2, the right to draw upon the Additional Park Security and to record the Reversionary Quitclaim Deed as described in Section 10.8.2).”

4. Deferred Compliance With Certain DDA Requirements; Waivers. To effectuate the Early Transfer, the Agency must waive and defer the satisfaction of certain conditions that, under the DDA, were to be completed before the Agency was obligated to transfer land to Developer. These waivers and deferrals, which were approved by the Agency Director and are memorialized in this Second Amendment, allow the Early Transfer to occur before Major Phase Approval or Sub-Phase Approval for the Early Transfer Property, but do not change the substantive development requirements applicable to the Early Transfer Property under the DDA. The Agency’s waivers and deferrals of DDA conditions as to the Early Transfer Property are referenced below (each followed by a parenthetical describing generally the related and continuing obligations of Developer, each as more particularly described in the DDA and subject to its requirements):

a. That before the close of Escrow, the Agency grant Sub-Phase Approval and that Developer comply with all conditions to the Agency’s obligation to convey real property to Developer as set forth in DDA Article 10 and in §§ 1.4(c), 3.4.2, 6.2, 6.2.2(d)(iii), 10.1.

(Developer shall apply for Sub-Phase Approval for each Sub-Phase within the Early Transfer Property on or before the applicable Outside Date but following close of Escrow.)

b. That before the close of Escrow, Developer satisfy all of Developer’s conditions to Commence the Infrastructure as set forth in DDA §§ 7.4; 10.3.2(c).

(Developer shall satisfy these conditions as required by the DDA on or before the applicable Outside Date for each portion of the Early Transfer Property.)

c. That before the close of Escrow, Developer provide Adequate Security for the Sub-Phase and provide detailed construction cost estimates for the Infrastructure as set forth in DDA §§ 10.3.2(a), (b); 16.2.1(g); 26.4.

(Developer shall satisfy these conditions as required by Section 26.4 of the DDA as part of the Sub-Phase Application (to be effective within thirty (30) days following the Sub-Phase Approval) for each portion of the Early Transfer Property.)

d. That before the close of Escrow, the Parties identify the specific locations of the Community Facilities Lots and Agency Lots if not previously determined in connection with a Major Phase or Sub-Phase Approval as set forth in DDA § 10.3.3(g).

(The specific locations of Community Facilities Lots and Agency Lots within the Early Transfer Property shall be determined on or before the applicable Sub-Phase Approval for each portion of the Early Transfer Property.)

5. Exhibit FF. Exhibit FF to this Second Amendment is hereby added to the DDA as Exhibit FF thereto.

6. Miscellaneous.

a. Incorporation. This Second Amendment constitutes a part of the DDA and any reference to the DDA shall be deemed to include a reference to the DDA as amended by this Second Amendment.

b. Ratification. To the extent of any inconsistency between this Second Amendment and the DDA, the provisions contained in this Second Amendment shall control. As amended by this Second Amendment, all terms, covenants, conditions, and provisions of the DDA shall remain in full force and effect.

c. Successors and Assigns. This Second Amendment shall be binding upon and inure to the benefit of the successors and assigns of the Agency and Developer, subject to the limitations set forth in the DDA.

d. Counterparts. This Second Amendment may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document, binding on all parties hereto notwithstanding that each of the parties hereto may have signed different counterparts. Delivery of this Second Amendment may be effectuated by hand delivery, mail, overnight courier, or electronic communication (including by PDF sent by electronic mail, facsimile, or similar means of electronic communication). Any electronic signatures shall have the same legal effect as manual signatures.

e. Governing Law; Venue. This Second Amendment shall be governed by and construed in accordance with the laws of the State of California. The parties hereto agree that all actions or proceedings arising directly or indirectly under this Second Amendment shall be litigated in courts located within the County of San Francisco, State of California.

f. Integration. This Second Amendment contains the entire agreement between the parties hereto with respect to the subject matter of this Second Amendment. Any prior correspondence, memoranda, agreements, warranties or representations relating to such subject matter are superseded in total by this Second Amendment. No prior drafts of this Second Amendment or changes from those drafts to the executed version of this Second Amendment shall be introduced as evidence in any litigation or other dispute resolution proceeding by either party hereto or any other person, and no court or other body shall consider those drafts in interpreting this Second Amendment.

g. Further Assurances. The Agency Director and Developer shall execute and deliver all documents, amendments, agreements, and instruments reasonably necessary or reasonably required in furtherance of this Second Amendment, including as required in connection with other documents and agreements attached to the DDA or incorporated therein by reference, and other documents reasonably related to the foregoing.

h. Effective Date. This Second Amendment shall become effective on the latest to occur of (the “Second Amendment Effective Date”) (x) the date that it is duly executed and delivered by the parties hereto, (y) the effective date of a resolution adopted by the Oversight Board approving this Second Amendment, and (z) the effective date of a resolution approving this Second Amendment adopted by the commission for the Agency.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Agency and Developer have each caused this Second Amendment to be duly executed on its behalf as of the Second Amendment Effective Date.

AGENCY:

Authorized by Agency Resolution No. 82-2014		SUCCESSOR AGENCY TO THE
adopted September 12, 2014		REDEVELOPMENT AGENCY OF THE
CITY AND COUNTY OF SAN FRANCISCO,
Oversight Board Resolution No. 8-2014		a public body, organized and existing
Adopted September 22, 2014

		By:	/s/ Tiffany Bohee
Approved as to Form:		Name:	Tiffany Bohee
		Its:	Executive Director

By:	/s/ James B. Morales
James B. Morales, Interim General Counsel and Deputy Director, Successor Agency

Approved as to form:		DEVELOPER:

DENNIS J. HERRERA, City Attorney, as counsel to the Agency		CP DEVELOPMENT CO., LP, a Delaware limited partnership

By:	/s/ Charles Sullivan	By:	CP/HPS Development Co. GP, LLC,
	Charles Sullivan, Deputy City Attorney		a Delaware limited liability company
Its General Partner

		By:	/s/ Kofi Bonner
		Name:	Kofi Bonner
		Title:	President

[Signature Page to Second Amendment to Disposition and Development Agreement]

State of California

County of San Francisco

On December 3, 2014 before me, Gary Hirsch, Notary Public, personally appeared Tiffany Bohee, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

/s/ Gary Hirsch
Signature of Notary Public

(Notary Seal)

[Signature Page to Second Amendment to Disposition and Development Agreement]

State of California

County of San Francisco

On December 2, 2014 before me, Kimberly N. Pape, Notary Public, personally appeared Kofi Bonner, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

/s/ Kimberly N. Pape
Signature of Notary Public

(Notary Seal)

[Signature Page to Second Amendment to Disposition and Development Agreement]